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                                   EXHIBIT 11

                   MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                  UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE

                     QUARTERS ENDED MARCH 31, 1997 AND 1996

                                                    1997           1996
                                                 ----------     ----------

Net Income                                       $1,566,692     $1,433,390
                                                 ==========     ==========

Common shares outstanding                         6,236,316      6,260,040

Effect of weighting treasury stock acquired               0              0
                                                 ----------     ----------


Common and common equivalent shares
   used in computing earnings per share           6,236,316      6,260,040
                                                 ==========     ==========






Earnings per share                                    $0.25          $0.23
                                                 ==========     ==========